Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Thompson Creek Metals Company Inc.:

We consent to the use of our reports dated February 25, 2013, with respect to the consolidated balance sheets of Thompson Creek Metals Company Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive (loss) income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP
Denver, Colorado
November 22, 2013